Exhibit 10.11

SEVERANCE AGREEMENT AND RELEASE

This Severance Agreement and Release (“Agreement”) is made as of the            day of December, 2003, between AmeriVest Properties Inc. (the “Company”), including its successors, subrogees, assigns, principals, agents, partners, heirs, employees, shareholders, officers, directors, subsidiaries, affiliates, divisions and associates, and D. Scott Ikenberry (“Ikenberry”).  Company and its successors, subrogees, assigns, principals, agents, partners, heirs, employees, shareholders, officers, directors, subsidiaries, affiliates, divisions and associates shall be collectively referred to as the “Released Parties.”  Released Parties and Ikenberry shall be collectively referred to as the “Parties.”

RECITALS

WHEREAS, Ikenberry has been employed and/or associated with the Released Parties and currently holds the title of Chief Financial Officer (“CFO), and the Parties wish to enter into this Agreement to terminate Ikenberry’s employment and/or association with the Released Parties; and in exchange for consideration as outlined herein, Ikenberry knowingly and voluntarily agrees to the covenants contained herein; and the Parties wish to fully and finally resolve all issues, claims and potential claims between them.

TERMS

1.                                       Termination.  Ikenberry’s employment and/or association with the Released Parties shall end on January 9, 2004 or on such earlier date as is agreed upon by Company’s new CFO and Ikenberry (“commencement date”).

2.                                       Payments and Consideration.  Ikenberry’s regular compensation (“severance”) will continue for a period of twelve months from the commencement date (“severance period”).  The severance paid to Ikenberry by Company shall be payable monthly at Ikenberry’s current monthly salary, and shall be tendered in accordance with the established pay periods under which the Parties have previously operated.  During the severance period, Ikenberry shall, also, receive the following:  i) the same insurance and other benefits that are payable to other corporate executives, including health, dental and vision insurance and 401K plan participation; ii) an office and executive suite services at the Kellogg Executive Suites in Littleton, Colorado, at no charge to Ikenberry; and iii) outplacement or recruiting assistance, not to exceed $10,000.00, to assist Ikenberry during this transition, if requested by Ikenberry.  Upon the expiration of the severance period, Ikenberry shall be entitled to claim COBRA benefits as may be permitted, at his sole cost and expense.

3.                                       Duties of Ikenberry During Severance Period.  Ikenberry shall cooperate and work with Company’s new CFO to transition responsibility for oversight of all finance and accounting functions from Ikenberry to Company’s new CFO for the periods and as set forth hereafter.  During the first sixty (60) days after the commencement date, and at the discretion of Company’s new CFO, Ikenberry shall provide on-site assistance up to 100 hours per month.  Thereafter, Ikenberry shall have no regular duties and shall not be required to maintain an office at the Company, but shall make himself available for up to a maximum of ten (10) hours per month to answer/respond to questions and provide guidance to Company’s new CFO and Company.  Should Ikenberry’s assistance be required by Company’s new CFO and/or Company for more than ten (10) hours per month, Ikenberry shall receive a consulting fee of $100.00 per hour for every hour over ten (10) hours during the severance period.  This requirement for assistance shall cease at the end of the severance period.

4.                                     Indemnification.  In the event that any taxing authority, local, state or federal, seeks additional payment of taxes on any of the amounts paid to Ikenberry under this Agreement, Ikenberry shall indemnify and hold the Released Parties harmless against any and all amounts (including, without limitation, income taxes, attorneys’ fees, penalties, and interest) payable and sought by any taxing authority, local, state or federal, as a result of the Agreement and any payments considered taxable thereunder, including any attorneys’ fees and costs incurred in relation thereto.  The Company shall withhold taxes as required by federal, state and local laws and regulations.  This indemnification applies only to such claims as are caused by Ikenberry’s requests, as honored by Company, to treat his income other than as is required by law or regulation.

5.                                       Warrants and LLC.  All warrants held by Ikenberry shall remain exercisable in accordance with their terms.  Ikenberry shall receive a distribution of his interests in Sheridan Realty Corp. at the same time as other members receive distributions, provided distributions are actually made.

6.                                       General Releases.

a.                                       Ikenberry does hereby voluntarily and knowingly release and discharge the Released Parties from any and all claims, actions, causes of action, liabilities, demands, rights, damages, costs, attorneys’ fees, expenses and controversies of every kind and description through the date of this Agreement.  These releases shall include, by way of example and not limitation, all claims which arise out of, relate to, or are based on (i) Ikenberry’s employment and/or association with the Released Parties and the termination thereof, (ii) any and all contracts, binding promises and statements to, from or between the Parties, (iii) the common laws of any state, (iv) Title VII of the Civil Rights Act of 1964, as amended, (v) claims under the Civil Rights Act of 1991, (vi) claims under 42 U.S.C. § 1981, § 1981a, § 1983, § 1985, or § 1988, (vii) the Age Discrimination in Employment Act of 1967, as amended, (viii) the Employee’s Income Retirement Security Act of 1974, as amended, (ix) claims under the Older Workers Benefit Protection Act of 1990, and (x) claims under all other local, state and federal statutes, any of which could be raised, filed and/or brought in any court of competent jurisdiction and/or in any local, state and federal administration agency or administration.  However, Ikenberry does not release any claims he may have under any stock option or warrant agreements.

b.                                      Notwithstanding the generality of the foregoing releases, they shall not be construed as a release of any claim Ikenberry may have to unemployment benefits.  Ikenberry may make a claim for such benefits, and the Released Parties will provide truthful information in response to questions from the responsible State agency.

c.                                       Notwithstanding the recitation of the claims set forth above, or whether quoted herein or not, and for the purpose of effectuating a full and final release herein between the Parties, Ikenberry expressly acknowledges that this Agreement is intended to include and contemplates the extinguishment, without limitation, of all claims which he now has or does not know or suspect to exist in his favor at the time of the execution hereof.

d.                                      In exchange for the covenants contained in this Agreement, the Released Parties hereby voluntarily and knowingly release and discharge Ikenberry from any and all claims, actions, causes of action, liabilities, demands, rights, damages, costs, attorneys’ fees, expenses and controversies of every kind and description through the date of this Agreement.

7.                                       Unknown Facts.  This Agreement includes claims of every nature and kind, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, through the date of this Agreement.  The Parties acknowledge that they may hereafter discover facts different from, or in addition to, those which they now know to be, or believe to be, true with respect to the Agreement, and voluntarily and with full knowledge agree that this Agreement and the releases contained herein shall be and remain effective in all respects, notwithstanding such different or additional facts or the discovery thereof.

8.                                       Covenant Not to Sue.  Ikenberry covenants that he will not initiate a lawsuit or proceeding, legal, administrative or other, or otherwise assert any claim, action, cause of action, demand, right, or controversy of any kind which he has herein released.  Ikenberry will not provide any material assistance in any currently pending or subsequent litigation against the Released Parties; provided, however, that this restriction shall not prevent Ikenberry from responding to compulsory process.  In the event Ikenberry is subject to a compulsory disclosure, Ikenberry shall first give the Released Parties seventy-two (72) hours advance notice before he makes any disclosure to allow the Released Parties to obtain appropriate Protective Orders or other injunctive relief.

9.                                       Return of Documents.  Ikenberry shall, no later than 60 days after the commencement date, return all of the Released Parties’ documents and/or records, in any form, and copies of all of the Released Parties’ documents and/or records, in any form, obtained or maintained during the course of his employment and/or association with the Released Parties.

10.                                 Non-Disparagement.  Ikenberry agrees not to make to any person any statement that disparages the Released Parties or reflects negatively on the Released Parties, including, but not limited to, statements regarding the Released Parties’ financial business or condition and/or their officers, directors, board members, employees, and affiliates.  The Released Parties agree not to make to any person any statement that disparages Ikenberry or reflects negatively on Ikenberry, including, but not limited to, statements regarding Ikenberry’s performance or any related matter while employed and/or associated with the Released Parties.

11.                                 Ikenberry Warranties.  Ikenberry warrants and represents as follows:

a.                                       He has read this Agreement, and agrees to the conditions and obligations set forth in it.

b.                                      He has had a reasonable time to consider the terms of this Agreement and has been advised by the Released Parties, in writing, to seek legal counsel.

c.                                       He has had twenty-one (21) days in which to consider the Agreement, and, if he executes this agreement less than twenty-one (21) days from receipt, it is with the express understanding that he had the full twenty-one (21) days available if so desired; further, Ikenberry waives any and all rights to a twenty-one (21) day period to consider the terms of his release of claims under the Age Discrimination in Employment Act

(“ADEA”) if he signs this Agreement prior to the expiration of the twenty-one (21) day period.

d.                                      He has not relied on any statement made by the Released Parties or their agents or representatives, either express or implied, either by statement or omission, in making the decision to enter into this Agreement.  He voluntarily executes this Agreement after having had full opportunity to consult with legal counsel, and without being pressured or influenced by any person or by any statement or representation of any person acting on behalf of another Party, including the officers, agents and attorneys for any other Party.

e.                                       He has been informed and understands that (i) to the extent that this Agreement waives or releases any claims he might have under the Age Discrimination in Employment Act, Ikenberry may rescind such waiver and release within seven (7) calendar days of the execution of this Agreement, and (ii) any such rescission must be in writing and hand delivered to the Released Parties, or, if sent by mail, postmarked within the seven (7) day period, sent only by certified mail, return receipt requested, and addressed to the Released Parties.

f.                                         This Agreement is subject to the terms of the Older Workers Benefit Protection Act of 1990 (“OWBPA”).  Ikenberry acknowledges and agrees that he is voluntarily and with full knowledge releasing any and all claims, including any claims he has or could have brought under the OWBPA, and including any claim(s) under the ADEA, with full knowledge of the consequences of such release.

g.                                      He acknowledges and agrees that this Agreement is written in a manner calculated to be understood, and that he understands the same.

h.                                      He has full and complete legal capacity to enter into this Severance Agreement.

i.                                          He has had a full and fair opportunity to investigate the facts underlying any claims he believes he may have against the Released Parties.  Ikenberry enters into this Agreement acknowledging that there may be facts of which he is not aware; but Ikenberry, nonetheless, enters into this Agreement with the intent of providing the Released Parties with a full and final release of all known and unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, liquidated or unliquidated, claims, based on all known and unknown facts.

12.                                 Acknowledgment With Respect to Payments.  Ikenberry hereby admits, acknowledges and agrees that he has been fully compensated for all wages, benefits, vacation pay and/or bonus amounts which are, or could be, due to him under the terms of his employment and/or association with the Released Parties.

13.                                 Confidential Information and Trade Secrets.  Ikenberry acknowledges that during the course of his employment and/or association with the Released Parties, he has been privy to the Released Parties’ confidential business information and trade secrets, including, without limitation, their financial status, new product and marketing development, pricing and marketing policies and procedures, and other similar repositories of records containing information relating to any confidential information the Released Parties consider competitive information and trade secrets within the industry.  Ikenberry acknowledges that he is obligated and has an ongoing fiduciary duty to the Released Parties to refrain from disclosing confidential business information and trade secrets to anyone outside of the Released Parties, and he hereby agrees not to make any such disclosures following the termination of his employment and/or association with the Released Parties for a period of two (2) years after the commencement date, unless such disclosure is compelled in a judicial proceeding.  In the event Ikenberry is subject to a compulsory disclosure, Ikenberry shall first give the Released Parties seventy-two (72) hours advance notice before he makes any disclosure to allow the Released Parties to obtain appropriate Protective Orders or other injunctive relief.

14.                                 Non-Solicitation.  For a period of twelve (12) months from the commencement date, Ikenberry shall not, directly or indirectly, influence or attempt to influence customers or vendors of Company, or any of its subsidiaries or affiliates, to divert their business to any competitor, as defined herein, of Company.  For a period of twelve (12) months from the commencement date, Ikenberry shall not employ, engage or seek to employ or engage, directly or directly, any individual or entity who is or was employed or engaged by Company, or any of its affiliates, until the expiration of six (6) months following the termination of such person’s or entity’s employment or engagement with Company, or any of its affiliates.

15.                                 No Admission of Liability.  The Parties agree that nothing contained herein, and no action taken by any party hereto with regard to the Agreement, shall be construed as an admission by any party of liability for any purpose whatsoever.

16.                                 Entire Agreement.  This Agreement constitutes the complete understanding between the Parties; no other promises or agreements shall be binding unless signed by these Parties.  This Agreement also represents fair and reasonable, and full and final, settlement of any obligation due by the Released Parties to Ikenberry as part of his employment and/or association with the Released Parties.  This Agreement cannot be altered, amended, or modified in any respect, except by a writing duly executed by both Parties.  No oral statements by any employee, representative or agent of the Released Parties shall modify or otherwise affect the terms and provisions of this Agreement.

17.                                 Choice of Law.  This Agreement shall be governed by and construed in accordance with Colorado law, irrespective of where such action may arise or whether any jurisdiction other than Colorado has accepted jurisdiction of this matter.

18.                                 Counterparts.  This Agreement may be executed in counterparts, each of which counterpart, when so executed and delivered, shall be deemed an original, and, taken together, shall constitute one and the same instrument.

19.                                 Severability.  In the event that any court or other enforcement authority determines that any provision of this Agreement is unenforceable, the provision at issue shall be enforced to the maximum extent permitted by law, and all other provisions shall remain in full force and effect.  In the event that any of the provisions of Section 13, related to geographic area or duration, shall be deemed to exceed the maximum area or period of time which a court of competent jurisdiction or other enforcement authority would deem enforceable, the area and/or period shall, for the purposes of this Agreement, be deemed to be the maximum area and/or period which a court of competent jurisdiction or other enforcement authority would deem valid and enforceable in any state in which such court of competent jurisdiction or other enforcement authority is convened for the purpose of interpreting this Agreement, Section 13, or any other section upon which a dispute may arise.

20.                                 Full Defense.  Ikenberry agrees and acknowledges that this Agreement and its releases can be pleaded as a full and complete defense, and can be used for the basis of an injunction against any action or any other proceeding which may subsequently be instituted, prosecuted or attempted by Ikenberry, which is based upon any matter related to Ikenberry’s employment and/or association with the Released Parties, or the termination of that employment and/or association with the Released Parties, or which is based in whole, or in part, upon any matter covered, related to or referred to in this Agreement.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates written below.

By: D. SCOTT IKENBERRY	By: AMERIVEST PROPERTIES, INC.

D. Scott Ikenberry	Charles K. Knight
Charles K. Knight
President

Date:	Date: